Exhibit 99.1

Jensyn Acquisition Corp. Announces Receipt of Termination Letter from BAE Energy Management, LLC

Freehold, N.J.—April 27, 2018—(PRNewswire)-Jensyn Acquisition Corp. (NASDAQ:JSYN) (“Jensyn Acquisition” or the “Company”), a company formed for the purpose of entering into a merger, share exchange, asset acquisition or other similar business combination with one or more businesses or entities, today announced that it has received a letter from BAE Energy Management, LLC (“BAE”) purporting to terminate the Membership Interest Purchase Agreement dated as of November 3, 2017 (the “Purchase Agreement”) among Jensyn, BAE and the members of BAE as a result of the transactions contemplated by the Purchase Agreement having not been completed by March 7, 2018. Jensyn has acknowledged receipt of the letter and advised BAE that it is reserving all rights with respect to the purported termination, including its rights to reject the termination and pursue remedies for breach of the Purchase Agreement by BAE and its members as a result of their failure to use reasonable efforts to take actions required to complete the business combination on a timely basis.

As a result of the action taken by BAE, Jensyn management is evaluating Jensyn’s alternatives, including the possibility of seeking an extension of the date by which Jensyn must complete its initial business combination.

Contact:

Jeffrey Raymond

President and Chief Executive Officer

Jensyn Acquisition Corp.

+1 (888) 536-7965

jeff.raymond@jensyn.com

www.jensyn.com